Equinix Reports First Quarter 2019 Results

Interconnection and Data Center Leader Delivers 65th Consecutive Quarter of Revenue Growth

REDWOOD CITY, Calif., May 1, 2019 /PRNewswire/ --

  Quarterly revenues increased 12% year-over-year to $1.363 billion; an 11% year-over-year increase on a normalized and constant currency basis
  Key customer wins and expansions included Hutchison 3G UK Limited, SpaceX and Tencent Holdings
  Interconnection revenues continued to outpace colocation revenues in Q1 with total interconnections increasing to greater than 341,000
  Completed the most recent phase of Equinix Cloud Exchange Fabric™ (ECX Fabric™) to enable customers to interconnect their global businesses at the digital edge through connections across and between all three regions

Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today reported results for the quarter ended March 31, 2019. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements. All per-share results are presented on a fully diluted basis.

First Quarter 2019 Results Summary

  Revenues
    $1.363 billion, a 4% increase over the previous quarter
  Operating Income
    $280 million, a 3% increase over the previous quarter, an operating margin of 21%
  Adjusted EBITDA
    $660 million, a 48% adjusted EBITDA margin, a 7% increase over the previous quarter
    Includes $2 million of integration costs
  Net Income and Net Income per Share attributable to Equinix
    $118 million, a 7% increase over the previous quarter
    $1.44 per share, a 6% increase over the previous quarter
  AFFO and AFFO per Share
    $488 million, an 18% increase over the previous quarter
    $5.95 per share, a 16% increase over the previous quarter
    Includes $2 million of integration costs

2019 Annual Guidance Summary

  Revenues
    $5.545 - $5.595 billion, a normalized and constant currency increase of 9% over the previous year at the mid-point
  Adjusted EBITDA
    $2.640 - $2.680 billion, a 47 - 48% adjusted EBITDA margin, and a normalized and constant currency increase of 9% over the previous year at the mid-point
    Assumes $13 million of integration costs
  AFFO and AFFO per Share
    $1.880 - $1.910 billion, a normalized and constant currency increase of 13 - 14% over the previous year
    $22.37 - 22.73 per share, a normalized and constant currency increase of 8 - 9% over the previous year, including the dilutive per share impact from the $1.2 billion follow-on equity raise in March 2019
    Assumes $13 million of integration costs

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

Quote
Charles Meyers, President and CEO, Equinix:

"Equinix had a strong start to the year, delivering our best ever Q1 operating results including our largest ever quarter-over-quarter revenue step-up and our second-highest net bookings. Our bookings spanned more than 3,000 customers, with cross-border bookings up substantially year-over-year. We processed over 4,000 deals in the quarter, highlighting the diversity and high-volume nature of the Equinix retail colocation business. With our unmatched global reach, the industry's most comprehensive interconnection platform, an unparalleled track record of service excellence and an expanding portfolio of edge services, we remain confident in our ability to deliver superior value for our customers, allowing us to build on and extend our market leadership."

Business Highlights

  With the completion of the most recent phase of the ECX Fabric build-out, Equinix continued its vision to evolve Platform Equinix® into a global platform that interconnects and integrates global businesses at the digital edge. ECX Fabric, an SDN-enabled interconnection service, now allows customers for the first time to establish on-demand network connections between the Americas, Europe and Asia-Pacific. The service, with more than 1,500 customers, enables companies to privately interconnect clouds, networks and services to global data centers at their digital edge, providing a critical component in their digital transformation efforts.
  In March, Equinix announced adjustments to its organizational structure to globalize the company's operating model, scale the business and address the growing opportunity for Equinix as a strategic platform on which customers architect their digital business. This included moving three company veterans into new roles and concentrating all customer-facing functions into a single global organization. The moves will enable Equinix to deliver increasing value as a trusted advisor to businesses undergoing digital transformation.
  In February, S&P Global Ratings upgraded all of Equinix's ratings by one level to the investment grade rating of "BBB-," including its issuer credit rating, its global multi-currency credit facility and term loan ratings, and all of the company's senior unsecured notes. The upgrade reflects increased confidence in its strategic operating performance, improved leverage levels and the company's demonstrated commitment to fund expansion in a disciplined and balanced manner. In the quarter, Equinix also received credit rating upgrades from Fitch Ratings by one level to "BB+" with a positive outlook and Moody's Investor Service by one level to "Ba2" with a stable outlook.
  Equinix continued the growth of its indirect selling initiatives, with channel sales delivering more than 20% of the bookings for the quarter. This accounted for half of the new logos acquired in the quarter, driven by accelerated success in selling with key cloud and technology partners, including Cisco, Google, Microsoft and Oracle. Additional channel wins in Q1 came from AT&T and Anixter, an Equinix referral partner.

Business Outlook

For the second quarter of 2019, the Company expects revenues to range between $1.381 and $1.391 billion, an increase of 2% quarter-over-quarter, at the mid-point on both an as-reported and a normalized and constant currency basis. This guidance includes a positive foreign currency benefit of $1 million when compared to the average FX rates in Q1 2019. Adjusted EBITDA is expected to range between $649 and $659 million, which includes a minimal positive foreign currency benefit when compared to the average FX rates in Q1 2019 and $5 million of integration costs from acquisitions. Recurring capital expenditures are expected to range between $37 and $47 million.

For the full year of 2019, total revenues are expected to range between $5.545 and $5.595 billion, a 9 - 10% increase over the previous year or a normalized and constant currency increase of 9% at the mid-point. This $25 million increase from previously issued guidance is due to better than expected operating business performance of $24 million, partly due to elevated Q1 levels of non-recurring revenues and includes a $1 million positive foreign currency benefit when compared to prior guidance rates. Adjusted EBITDA is expected to range between $2.640 and $2.680 billion, an adjusted EBITDA margin of 47 - 48%. This $30 million increase from previously issued guidance is due to better than expected revenues and lower operating costs, and as a result, stronger than originally planned operating performance of $26 million, a $2 million reduction of integration costs and a $2 million positive foreign currency benefit when compared to prior guidance rates. AFFO is expected to range between $1.880 and $1.910 billion, a 13 - 15% increase over the previous year or a normalized and constant currency increase of 13 - 14%. This $45 million increase from previously issued guidance is primarily due to the increase in adjusted EBITDA, lower net interest expense and an $8 million positive foreign currency benefit when compared to prior guidance rates. AFFO per share is expected to range between $22.37 - 22.73, an 8 - 10% increase over the previous year or a normalized and constant currency increase of 8 - 9%, which includes the dilutive per share impact related to the $1.2 billion follow-on equity raise in March 2019. Non-recurring capital expenditures are expected to range between $1.730 and $1.920 billion, and recurring capital expenditures are expected to range between $170 and $180 million.

The U.S. dollar exchange rates used for 2019 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.16 to the Euro, $1.34 to the Pound, ¥111 to the U.S. dollar, S$1.36 to the U.S. dollar, and R$3.91 to the U.S. dollar. The Q1 2019 global revenue breakdown by currency for the Euro, British Pound, Japanese Yen, Singapore Dollar and Brazilian Real is 20%, 9%, 6%, 6% and 3%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income (expense), (gains) losses on disposition of real estate property and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q1 2019 Results Conference Call and Replay Information

Equinix will discuss its quarterly results for the period ended March 31, 2019, along with its future outlook, in its quarterly conference call on Wednesday, May 1, 2019, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the Company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call through Wednesday, July 31, 2019, by dialing 1-402-998-1687 and referencing the passcode 2019. In addition, the webcast will be available at www.equinix.com/investors (no password required).

Investor Presentation and Supplemental Financial Information

Equinix has made available on its website a presentation designed to accompany the discussion of Equinix's results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.

Additional Resources

  Equinix Investor Relations Resources

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most-interconnected data centers. On this global platform for digital business, companies come together across more than 50 markets on five continents to reach everywhere, interconnect everyone and integrate everything they need to create their digital futures.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.

Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.

Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents income or loss from operations excluding depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of an IBX data center, and do not reflect its current or future cash spending levels to support its business. Its IBX data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of an IBX data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional IBX data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the IBX data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix's current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix's decision to exit leases for excess space adjacent to several of its IBX data centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets are not recoverable. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes acquisition costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The acquisition costs relate to costs Equinix incurs in connection with business combinations. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the acquisitions. Management believes items such as restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.

Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), both commonly used in the REIT industry, as supplemental performance measures. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and acquisition costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix's current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period's operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.

Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix's business performance. To present this information, Equinix's current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX data centers and developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Recurring revenues	$1,274,828	$1,230,318	$1,150,629
Non-recurring revenues	88,390	79,765	65,248
Revenues	1,363,218	1,310,083	1,215,877
Cost of revenues	682,030	670,935	622,430
Gross profit	681,188	639,148	593,447
Operating expenses:
Sales and marketing	169,715	161,804	159,776
General and administrative	215,046	206,146	203,157
Acquisition costs	2,471	481	4,639
Impairment charges	14,448	—	—
Total operating expenses	401,680	368,431	367,572
Income from operations	279,508	270,717	225,875
Interest and other income (expense):
Interest income	4,202	3,002	4,610
Interest expense	(122,846)	(129,978)	(126,277)
Other income (expense)	(166)	4,498	(3,064)
Loss on debt extinguishment	(382)	(12,163)	(21,491)
Total interest and other, net	(119,192)	(134,641)	(146,222)
Income before income taxes	160,316	136,076	79,653
Income tax expense	(42,569)	(26,054)	(16,759)
Net income	117,747	110,022	62,894
Net loss attributable to non-controlling interests	331	—	—
Net income attributable to Equinix	$118,078	$110,022	$62,894
Net income per share attributable to Equinix:
Basic net income per share	$1.44	$1.37	$0.79
Diluted net income per share	$1.44	$1.36	$0.79
Shares used in computing basic net income per share	81,814	80,509	79,241
Shares used in computing diluted net income per share	82,090	80,740	79,649

EQUINIX, INC.
Condensed Consolidated Statements of Comprehensive Income
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net income	$117,747	$110,022	$62,894
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment ("CTA") gain (loss)	(81,719)	(68,795)	145,851
Net investment hedge CTA gain (loss)	76,850	38,934	(72,635)
Unrealized gain (loss) on cash flow hedges	8,224	6,287	(4,080)
Net actuarial gain (loss) on defined benefit plans	(11)	20	8
Total other comprehensive income (loss), net of tax	3,344	(23,554)	69,144
Comprehensive income, net of tax	121,091	86,468	132,038
Net loss attributable to non-controlling interests	331	—	—
Other comprehensive income attributable to non-controlling interests	(7)	—	—
Comprehensive income attributable to Equinix	$121,415	$86,468	$132,038

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$1,633,844	$606,166
Short-term investments	13,833	4,540
Accounts receivable, net	703,835	630,119
Other current assets	274,259	274,857
Total current assets	2,625,771	1,515,682
Property, plant and equipment, net	10,898,210	11,026,020
Operating lease right-of-use assets	1,457,822	—
Goodwill	4,808,085	4,836,388
Intangible assets, net	2,243,106	2,333,296
Other assets	458,097	533,252
Total assets	$22,491,091	$20,244,638
Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$746,771	$756,692
Accrued property, plant and equipment	263,141	179,412
Current portion of operating lease liabilities	132,162	—
Current portion of finance lease liabilities	56,024	77,844
Current portion of mortgage and loans payable	72,796	73,129
Current portion of senior notes	300,488	300,999
Other current liabilities	113,969	126,995
Total current liabilities	1,685,351	1,515,071
Operating lease liabilities, less current portion	1,316,522	—
Finance lease liabilities, less current portion	1,166,234	1,441,077
Mortgage and loans payable, less current portion	1,286,749	1,310,663
Senior notes, less current portion	8,067,385	8,128,785
Other liabilities	544,062	629,763
Total liabilities	14,066,303	13,025,359
Common stock	84	81
Additional paid-in capital	12,043,056	10,751,313
Treasury stock	(144,801)	(145,161)
Accumulated dividends	(3,532,915)	(3,331,200)
Accumulated other comprehensive loss	(942,365)	(945,702)
Retained earnings	1,002,053	889,948
Total Equinix stockholders' equity	8,425,112	7,219,279
Non-controlling interests	(324)	—
Total stockholders' equity	8,424,788	7,219,279
Total liabilities and stockholders' equity	$22,491,091	$20,244,638

Ending headcount by geographic region is as follows:
Americas headcount	3,495	3,480
EMEA headcount	2,785	2,751
Asia-Pacific headcount	1,632	1,672
Total headcount	7,912	7,903

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in thousands)
(unaudited)

	March 31, 2019	December 31, 2018

Finance lease liabilities	$1,222,258	$1,518,921

Term loans	1,315,266	1,337,868
Mortgage payable and other loans payable	44,279	45,924
Plus: debt discount and issuance costs, net	4,280	4,732
Total mortgage and loans payable principal	1,363,825	1,388,524

Senior notes	8,367,873	8,429,784
Plus: debt issuance costs	71,578	75,372
Less: debt premium	(3,951)	(5,031)
Total senior notes principal	8,435,500	8,500,125

Total debt principal outstanding	$11,021,583	$11,407,570

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018

Cash flows from operating activities:
Net income	$117,747	$110,022	$62,894
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	314,705	305,130	306,465
Stock-based compensation	49,023	40,867	42,536
Amortization of debt issuance costs and debt discounts and premiums	2,995	3,009	4,099
Loss on debt extinguishment	382	12,163	21,491
Impairment charges	14,448	—	—
Other items	8,224	10,704	8,888
Changes in operating assets and liabilities:
Accounts receivable	(84,350)	32,195	(71,275)
Income taxes, net	15,825	22,206	(15,381)
Accounts payable and accrued expenses	(11,463)	30,713	(35,143)
Operating lease right-of-use assets	41,264	—	—
Operating lease liabilities	(38,886)	—	—
Other assets and liabilities	(8,773)	(8,380)	(23,667)
Net cash provided by operating activities	421,141	558,629	300,907
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(8,779)	1,402	(497)
Business acquisitions, net of cash and restricted cash acquired	—	(502)	—
Purchases of real estate	(5,721)	(45,806)	(14,700)
Purchases of other property, plant and equipment	(363,967)	(680,665)	(349,729)
Net cash used in investing activities	(378,467)	(725,571)	(364,926)
Cash flows from financing activities:
Proceeds from employee equity awards	27,593	33	25,847
Payment of dividend distributions	(204,603)	(183,858)	(186,999)
Proceeds from public offering of common stock, net of offering costs	1,213,434	114,299	—
Proceeds from senior notes	—	—	929,850
Repayment of finance lease liabilities	(31,158)	(14,119)	(55,787)
Repayment of mortgage and loans payable	(18,334)	(17,975)	(6,599)
Debt extinguishment costs	—	—	(20,704)
Debt issuance costs	—	—	(11,583)
Other financing activities	—	725	—
Net cash provided by (used in) financing activities	986,932	(100,895)	674,025
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(1,695)	(2,963)	7,903
Net increase (decrease) in cash, cash equivalents and restricted cash	1,027,911	(270,800)	617,909
Cash, cash equivalents and restricted cash at beginning of period	627,604	898,404	1,450,701
Cash, cash equivalents and restricted cash at end of period	$1,655,515	$627,604	$2,068,610
Supplemental cash flow information:
Cash paid for taxes	$27,024	$15,727	$31,761
Cash paid for interest	$146,144	$121,797	$107,057

Free cash flow (negative free cash flow) (1)	$51,453	$(168,344)	$(63,522)

Adjusted free cash flow (adjusted negative free cash flow) (2)	$57,174	$(122,036)	$(48,822)

(1)

We define free cash flow (negative free cash flow) as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$421,141	$558,629	$300,907
Net cash used in investing activities as presented above	(378,467)	(725,571)	(364,926)
Purchases, sales and maturities of investments, net	8,779	(1,402)	497
Free cash flow (negative free cash flow)	$51,453	$(168,344)	$(63,522)

(2)

We define adjusted free cash flow (adjusted negative free cash flow) as free cash flow (negative free cash flow) as defined above, excluding any purchases of real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

Free cash flow (negative free cash flow) as defined above	$51,453	$(168,344)	$(63,522)
Less business acquisitions, net of cash and restricted cash acquired	—	502	—
Less purchases of real estate	5,721	45,806	14,700
Adjusted free cash flow (adjusted negative free cash flow)	$57,174	$(122,036)	$(48,822)

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
(in thousands)
(unaudited)

		Three Months Ended
		March 31, 2019	December 31, 2018	March 31, 2018
	Recurring revenues	$1,274,828	$1,230,318	$1,150,629
	Non-recurring revenues	88,390	79,765	65,248
	Revenues (1)	1,363,218	1,310,083	1,215,877

	Cash cost of revenues (2)	448,381	445,995	395,522
	Cash gross profit (3)	914,837	864,088	820,355

	Cash operating expenses (4)(7):
	Cash sales and marketing expenses (5)	108,216	99,613	98,069
	Cash general and administrative expenses(6)	146,466	147,280	142,771
	Total cash operating expenses (4) (7)	254,682	246,893	240,840

	Adjusted EBITDA (8)	$660,155	$617,195	$579,515

	Cash gross margins (9)	67%	66%	67%

	Adjusted EBITDA margins (10)	48%	47%	48%

	Adjusted EBITDA flow-through rate (11)	81%	18%	94%

	FFO (12)	$326,073	$332,810	$290,755

	AFFO (13) (14)	$488,120	$414,145	$414,576

	Basic FFO per share (15)	$3.99	$4.13	$3.67

	Diluted FFO per share (15)	$3.97	$4.12	$3.65

	Basic AFFO per share (15)	$5.97	$5.14	$5.23

	Diluted AFFO per share (15)	$5.95	$5.13	$5.21

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$439,981	$438,150	$427,125
	Interconnection	138,563	137,031	129,253
	Managed infrastructure	21,787	20,070	18,535
	Other	5,979	5,350	1,079
	Recurring revenues	606,310	600,601	575,992
	Non-recurring revenues	38,056	37,547	26,635
	Revenues	$644,366	$638,148	$602,627

	EMEA Revenues:

	Colocation	$331,125	$315,118	$288,061
	Interconnection	37,525	35,288	34,977
	Managed infrastructure	29,088	29,881	30,686
	Other	2,499	1,482	1,766
	Recurring revenues	400,237	381,769	355,490
	Non-recurring revenues	34,423	21,315	24,140
	Revenues	$434,660	$403,084	$379,630

	Asia-Pacific Revenues:

	Colocation	$209,665	$191,891	$166,198
	Interconnection	36,696	34,917	30,769
	Managed infrastructure	21,920	21,140	22,180
	Recurring revenues	268,281	247,948	219,147
	Non-recurring revenues	15,911	20,903	14,473
	Revenues	$284,192	$268,851	$233,620

	Worldwide Revenues:

	Colocation	$980,771	$945,159	$881,384
	Interconnection	212,784	207,236	194,999
	Managed infrastructure	72,795	71,091	71,401
	Other	8,478	6,832	2,845
	Recurring revenues	1,274,828	1,230,318	1,150,629
	Non-recurring revenues	88,390	79,765	65,248
	Revenues	$1,363,218	$1,310,083	$1,215,877

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$682,030	$670,935	$622,430
	Depreciation, amortization and accretion expense	(228,637)	(219,799)	(223,009)
	Stock-based compensation expense	(5,012)	(5,141)	(3,899)
	Cash cost of revenues	$448,381	$445,995	$395,522

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$179,635	$184,545	$164,255
	EMEA cash cost of revenues	173,201	161,781	152,814
	Asia-Pacific cash cost of revenues	95,545	99,669	78,453
	Cash cost of revenues	$448,381	$445,995	$395,522

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$384,761	$367,950	$362,933
	Depreciation and amortization expense	(86,068)	(85,331)	(83,456)
	Stock-based compensation expense	(44,011)	(35,726)	(38,637)
	Cash operating expense	$254,682	$246,893	$240,840

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$169,715	$161,804	$159,776
	Depreciation and amortization expense	(48,198)	(48,723)	(50,001)
	Stock-based compensation expense	(13,301)	(13,468)	(11,706)
	Cash sales and marketing expense	$108,216	$99,613	$98,069

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$215,046	$206,146	$203,157
	Depreciation and amortization expense	(37,870)	(36,608)	(33,455)
	Stock-based compensation expense	(30,710)	(22,258)	(26,931)
	Cash general and administrative expense	$146,466	$147,280	$142,771

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$156,893	$151,279	$146,823
	EMEA cash SG&A	62,387	59,813	60,638
	Asia-Pacific cash SG&A	35,402	35,801	33,379
	Cash SG&A	$254,682	$246,893	$240,840

(8)

We define adjusted EBITDA as income from operations excluding depreciation, amortization, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales as presented below:

	Income from operations	$279,508	$270,717	$225,875
	Depreciation, amortization and accretion expense	314,705	305,130	306,465
	Stock-based compensation expense	49,023	40,867	42,536
	Impairment charges	14,448	—	—
	Acquisition costs	2,471	481	4,639
	Adjusted EBITDA	$660,155	$617,195	$579,515

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$90,011	$116,627	$101,736
	Americas depreciation, amortization and accretion expense	167,136	159,762	158,026
	Americas stock-based compensation expense	34,171	25,662	29,877
	Americas impairment charges	14,448	—	—
	Americas acquisition costs	2,072	273	1,910
	Americas adjusted EBITDA	$307,838	$302,324	$291,549

	EMEA income from operations	$105,007	$86,184	$64,103
	EMEA depreciation, amortization and accretion expense	84,547	85,731	92,492
	EMEA stock-based compensation expense	8,863	8,779	7,139
	EMEA acquisition costs	655	796	2,444
	EMEA adjusted EBITDA	$199,072	$181,490	$166,178

	Asia-Pacific income from operations	$84,490	$67,906	$60,036
	Asia-Pacific depreciation, amortization and accretion expense	63,022	59,637	55,947
	Asia-Pacific stock-based compensation expense	5,989	6,426	5,520
	Asia-Pacific acquisition costs	(256)	(588)	285
	Asia-Pacific adjusted EBITDA	$153,245	$133,381	$121,788

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	72%	71%	73%
	EMEA cash gross margins	60%	60%	60%
	Asia-Pacific cash gross margins	66%	63%	66%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	48%	47%	48%
	EMEA adjusted EBITDA margins	46%	45%	44%
	Asia-Pacific adjusted EBITDA margins	54%	50%	52%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$660,155	$617,195	$579,515
	Less adjusted EBITDA - prior period	(617,195)	(612,526)	(564,840)
	Adjusted EBITDA growth	$42,960	$4,669	$14,675

	Revenues - current period	$1,363,218	$1,310,083	$1,215,877
	Less revenues - prior period	(1,310,083)	(1,283,751)	(1,200,221)
	Revenue growth	$53,135	$26,332	$15,656

	Adjusted EBITDA flow-through rate	81%	18%	94%

(12)

FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income	$117,747	$110,022	$62,894
	Net loss attributable to non-controlling interests	331	—	—
	Net income attributable to Equinix	118,078	110,022	62,894
	Adjustments:
	Real estate depreciation	205,649	219,217	222,855
	Loss on disposition of real estate property	2,346	3,571	5,006
	FFO attributable to common shareholders	$326,073	$332,810	$290,755

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO attributable to common shareholders	$326,073	$332,810	$290,755
	Adjustments:
	Installation revenue adjustment	1,029	4,650	2,159
	Straight-line rent expense adjustment	2,378	1,687	2,301
	Amortization of deferred financing costs and debt discounts and premiums	2,995	3,009	4,099
	Contract cost adjustment	(6,778)	(7,348)	(3,355)
	Stock-based compensation expense	49,023	40,867	42,536
	Non-real estate depreciation expense	57,994	37,674	34,097
	Amortization expense	49,535	49,973	50,616
	Accretion expense (adjustment)	1,527	(1,734)	(1,103)
	Recurring capital expenditures	(20,947)	(70,234)	(35,231)
	Loss on debt extinguishment	382	12,163	21,491
	Acquisition costs	2,471	481	4,639
	Impairment charges	14,448	—	—
	Income tax expense adjustment	7,990	10,147	1,572
	AFFO attributable to common shareholders	$488,120	$414,145	$414,576

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$660,155	$617,195	$579,515
	Adjustments:
	Interest expense, net of interest income	(118,644)	(126,976)	(121,667)
	Amortization of deferred financing costs and debt discounts and premiums	2,995	3,009	4,099
	Income tax expense	(42,569)	(26,054)	(16,759)
	Income tax expense adjustment	7,990	10,147	1,572
	Straight-line rent expense adjustment	2,378	1,687	2,301
	Contract cost adjustment	(6,778)	(7,348)	(3,355)
	Installation revenue adjustment	1,029	4,650	2,159
	Recurring capital expenditures	(20,947)	(70,234)	(35,231)
	Other income (expense)	(166)	4,498	(3,064)
	Loss on disposition of real estate property	2,346	3,571	5,006
	Adjustments for unconsolidated JVs' and non-controlling interests	331	—	—
	AFFO attributable to common shareholders	$488,120	$414,145	$414,576

(15)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to Equinix is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share	81,814	80,509	79,241
	Effect of dilutive securities:
	Employee equity awards	276	231	408
	Shares used in computing diluted net income per share, FFO per share and AFFO per share	82,090	80,740	79,649

	Basic FFO per share	$3.99	$4.13	$3.67
	Diluted FFO per share	$3.97	$4.12	$3.65

	Basic AFFO per share	$5.97	$5.14	$5.23
	Diluted AFFO per share	$5.95	$5.13	$5.21

CONTACT: Equinix Investor Relations Contacts: Katrina Rymill, Equinix, Inc., (650) 598-6583, krymill@equinix.com, OR Chip Newcom, Equinix, Inc., (650) 598-6262, cnewcom@equinix.com, OR Equinix Media Contact: David Fonkalsrud, Equinix, Inc., (650) 598-6240, dfonkalsrud@equinix.com